Exhibit 2.1

FORM OF

DISTRIBUTION AGREEMENT

by and between

SAIC, INC.

and

SAIC GEMINI, INC.

Dated as of

i

List of Schedules

Schedule 1.1(11)	Continuing Arrangements
Schedule 1.1(38)(i)	Leidos Operating Group
Schedule 1.1(38)(iii)	Leidos Entities
Schedule 1.1(38)(iv)	Leidos Owned Real Property
Schedule 1.1(38)(v)	Leidos Leases
Schedule 1.1(38)(x)	Leidos Intellectual Property
Schedule 1.1(38)(xvi)	Specified Leidos Assets
Schedule 1.1(41)(vi)	Specified Leidos Contracts
Schedule 1.1(42)	Leidos Disclosure Sections
Schedule 1.1(45)(iv)	Leidos Specified Liabilities
Schedule 1.1(52)(i)	New SAIC Operating Group
Schedule 1.1(52)(iii)	New SAIC Entities
Schedule 1.1(52)(iv)	Specified New SAIC Assets
Schedule 1.1(52)(v)	New SAIC Owned Real Property
Schedule 1.1(52)(vi)	New SAIC Leases
Schedule 1.1(52)(xi)	New SAIC Intellectual Property
Schedule 1.1(52)(xii)	New SAIC Licenses
Schedule 1.1(52)(xvii)	New SAIC IT Systems
Schedule 1.1(56)(vi)	Specified New SAIC Contracts
Schedule 1.1(61)(iv)	Known New SAIC Liabilities
Schedule 1.1(67)	Real Estate Agreements
Schedule 1.1(71)	Shared Contingent Assets
Schedule 2.3(a)	Shared Contracts
Schedule 2.11(a)	New SAIC Liabilities where Leidos is to Remain as Guarantor
Schedule 2.11(a)(i)	Leidos Guarantees to be Removed
Schedule 2.11(a)(ii)	Certain New SAIC Guarantees
Schedule 3.2(a)	Leidos Directors
Schedule 3.3(a)	Leidos Officers
Schedule 8.1(b)	Document Retention Policies
Schedule 5.2(b)(ii)	List of Websites
Schedule 10.1	Company Policies
Schedule 11.5	Separation Expenses

Index of Other Defined Terms

Defined Term	Section
Annual Reports	Section 8.2(c)
Audited Party	Section 8.2(b)
Board	Recitals
Code	Recitals
CPR	Section 9.2
Disputes	Section 9.1
Dispute Notice	Section 9.1
Distribution	Preamble
Indemnifying Party	Section 7.4(a)
Indemnitee	Section 7.4(a)
Indemnity Payment	Section 7.7(a)
Internal Control Audit and Management Assessments	Section 8.2(a)
Known New SAIC Liabilities	Section 1.1(61)(iv)
Leidos	Preamble
Leidos Entities	Section 1.1(38)(iii)
Leidos Information	Section 1.1(38)(xii)
Leidos Leases	Section 1.1(38)(v)
Leidos Operating Group	Section 1.1(38)(i)
Leidos Owned Property	Section 1.1(38)(iv)
Leidos Personal Equipment	Section 1.1(38)(vii)
Liable Party	Section 2.8(c)
Managing Party	Section 6.3(a)
Mediation Period	Section 9.2
New SAIC	Preamble
New SAIC Entities	Section 1.1(52)(iii)
New SAIC Information	Section 1.1(52)(xiii)
New SAIC Leases	Section 1.1(52)(vi)
New SAIC Operating Group	Section 1.1(52)(i)
New SAIC Owned Property	Section 1.1(52)(v)
New SAIC Personal Equipment	Section 1.1(52)(viii)
Other Party’s Auditors	Section 8.2(b)
Party	Preamble
Privilege	Section 8.6(a)
Privileged Information	Section 8.6(a)
Rules	Section 9.3
Separation Expenses	Section 11.5
Shared Contract	Section 2.3(a)
Third Party Claim	Section 7.4(b)
Third Party Proceeds	Section 7.7(a)
Virginia Courts	Section 11.18

v

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT (this “Agreement”), dated as of             , 2013 by and between SAIC, Inc., a Delaware corporation (“SAIC” or “Leidos”), that will be known as Leidos Holdings, Inc. following the Distribution and SAIC Gemini, Inc., a Delaware corporation (“New SAIC”), that will be known as Science Applications International Corporation following the Distribution. Each of SAIC and New SAIC is sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

RECITALS:

WHEREAS, SAIC, acting through its direct and indirect Subsidiaries, currently conducts the Leidos Business and the New SAIC Business;

WHEREAS, the Board of Directors of SAIC (the “Board”) has determined that it is appropriate, desirable and in the best interests of SAIC and its stockholders to separate SAIC into two separate, publicly traded companies, one for each of (i) the Leidos Business, which shall be owned and conducted, directly or indirectly, by Leidos and (ii) the New SAIC Business, which shall be owned and conducted, directly or indirectly, by New SAIC;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of SAIC and its stockholders to undertake the Internal Reorganization and, following the completion of the Internal Reorganization, for SAIC to distribute pro rata to the Record Holders, all of the issued and outstanding shares of New SAIC Common Stock (the “Distribution”);

WHEREAS, it is the intention of the Parties that the Distribution qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that the contributions of New SAIC Assets to, and the assumption of New SAIC Liabilities by, New SAIC prior to the Internal Distribution, together with the Internal Distribution, qualify as a reorganization within the meaning of Section 368(a)(1)(D) and 355 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Party’s Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group, regardless of whether the Parties have one or more directors in common or were under the common control of SAIC or SAIC’s stockholders prior to the Effective Time.

(3) “Ancillary Agreements” shall mean all of the written Contracts (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Transfer Instruments, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Technology License Agreement, the IP Assignments, the Real Estate Agreements and the Master Transitional Contracting Agreement.

(4) “Assets” shall mean assets (including goodwill), properties, claims, Intellectual Property and other rights, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, the rights and obligations with respect to Taxes shall not be treated as Assets.

(5) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York City or Virginia.

(6) “Claims Administration” shall mean the processing of claims made under the Company Policies, including the reporting of losses or claims to insurance carriers (including as a result of reports provided to Leidos by New SAIC), management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(7) “Commission” shall mean the United States Securities and Exchange Commission.

(8) “Company Policies” shall mean all Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of Leidos or any of its predecessors which relate to the Leidos Business and/or the New SAIC Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including the Policies identified on Schedule 10.1 hereto.

(9) “Confidential Information” shall mean all non-public, confidential or proprietary Information of or concerning a Party, its Group and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations, including any such Information that was acquired by any Party after the Effective Time, or that was provided to a Party by a third party in confidence, except for any Information that is (i) in the public domain or available to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information.

(10) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(11) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(11) and such other commercial arrangements between the Parties that are intended to survive and continue following the Effective Time.

(12) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, guarantee, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(13) “Corporate Liabilities” shall mean any and all Liabilities of SAIC and its Subsidiaries that (i) arise out of the conduct or operations of the business of SAIC or its Subsidiaries prior to the Effective Time and (ii) are not Leidos Liabilities or New SAIC Liabilities, including Liabilities arising out of (x) the activities and business of the SAIC corporate division as conducted at any time prior to the Effective Time or (y) any Discontinued Operation that was not part of either the Leidos Business or New SAIC Business.

(14) “Discontinued Operation” shall mean any operating group, business unit, operation, division, Subsidiary, line of business or investment managed or operated by SAIC or any of its Subsidiaries at any time prior to the Effective Time and sold, transferred or otherwise discontinued prior to the Effective Time.

(15) “Distribution Agent” shall mean Computershare Trust Company, NA.

(16) “Distribution Date” shall mean the date, as shall be determined by the Board, on which the Distribution occurs.

(17) “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(18) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Leidos and New SAIC, dated as of the date hereof.

(19) “Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(20) “Environmental Laws” shall mean all Laws relating to pollution, protection of the environment, or protection against harmful or deleterious substances.

(21) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(22) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(23) “Form 10” shall mean the registration statement on Form 10 (Registration No. 001-35832) filed by New SAIC with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the Distribution, including all exhibits thereto and any amendment or supplement thereto.

(24) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(25) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(26) “Group” shall mean (i) with respect to Leidos, the Leidos Group and (ii) with respect to New SAIC, the New SAIC Group.

(27) “Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(28) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any lien on any assets of such Person, (iv) all liabilities under any swap or hedging arrangement, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any letters of credit, performance bonds, bankers acceptances or similar obligations, (vii) all interest, prepayment or breakage costs, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(29) “Information” shall mean information and data in written, oral, electronic, computerized, digital or other tangible or intangible forms, stored in any media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, specifications, drawings, blueprints, diagrams, samples, flow charts, marketing plans, customer names and information, communications, correspondence, materials, product literature, files, documents, policies, procedures and manuals, research and analyses of any nature, including operational, technical or legal and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys and credit-related information.

(30) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 to be sent to the Record Holders in connection with the Distribution, including any amendment or supplement thereto.

(31) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(32) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(33) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and (vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing prior to the Effective Time.

(34) “Internal Reorganization” shall mean the transactions described in Annex I.

(35) “Internal Distribution” shall have the meaning set forth in Annex I.

(36) “IP Assignments” shall mean (i) the short-form assignment documents executed for the purpose of recording the transfer of Intellectual Property applications and registrations with the United States Patent and Trademark Office and/or the United States Copyright Office and (ii) the IP Bill of Sale by and between Leidos and New SAIC, each as executed on the date hereof.

(37) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(38) “Leidos Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by SAIC and/or any of its Subsidiaries, that are not New SAIC Assets, including:

(i) all Assets of the operating sectors (including all groups and operations contained in such operating sectors) set forth on Schedule 1.1(38)(i) (the “Leidos Operating Group”);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which are to remain with (or be transferred to) Leidos or any other member of the Leidos Group;

(iii) the ownership interests in those Entities that are set forth on Schedule 1.1(38)(iii) (such entities, the “Leidos Entities”);

(iv) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(38)(iv), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “Leidos Owned Property”);

(v) all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(38)(v) (the “Leidos Leases”), including, to the extent provided for in any Leidos Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks and other transportation equipment and other tangible personal property located at the Leidos Real Property or the locations subject to the Leidos Leases, except for the New SAIC Personal Equipment;

(vii) all personal computers, cellular phones, personal data devices, chairs and other office equipment used primarily by a Leidos Group Employee (as defined in the Employee Matters Agreement (the “Leidos Personal Equipment”);

(viii) all inventories, including products, goods, materials, parts, raw materials, work in process and supplies;

(ix) all Leidos Contracts and any rights or claims arising thereunder;

(x) (A) the Intellectual Property registrations and applications and the items of unregistered Intellectual Property set forth on Schedule 1.1(38)(x); (B) all other Intellectual Property relating primarily to, used primarily in, or arising primarily from the Leidos Business (for the avoidance of doubt, except as set forth in clause (x) of the definition of New SAIC Assets); (C) any and all other Intellectual Property of SAIC or its Subsidiaries not expressly assigned to New SAIC under this Agreement and/or the Ancillary Agreements; and (D) all physical, tangible and other materials (including source code and website content) embodying any of the foregoing in (A), (B) or (C);

(xi) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xii) all Information that is not New SAIC Information (the “Leidos Information”); provided that regardless of whether Information is New SAIC Information or Leidos Information , if Leidos (or a Leidos Group Employee (as defined in the Employee Matters Agreement)) in possession of such Information as of the Effective Time, Leidos shall retain such Information (subject to Section 8.3);

(xiii) all deposits, prepaid expenses, letters of credit and performance and surety bonds;

(xiv) all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the Leidos Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the Leidos Group and all other investments in securities of any Person held by any member of the Leidos Group;

(xv) subject to Article X (Insurance), any rights of any member of the Leidos Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Company Policies and all rights in the nature of insurance, indemnification or contribution;

(xvi) the Assets set forth on Schedule 1.1(38)(xvi);

(xvii) the Leidos Sharing Percentage of any Shared Contingent Asset; and

(xviii) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that Leidos and/or any of its Subsidiaries may have with respect to any Leidos Assets and Leidos Liabilities.

Notwithstanding the foregoing, the Leidos Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be Transferred to any member of the New SAIC Group, including any Assets specified in the definition of New SAIC Assets.

(39) “Leidos Business” shall mean (i) the businesses of the Leidos Operating Group whether conducted prior to, at or after the Effective Time and (ii) any and all businesses of the Leidos Group after the Effective Time (including any businesses acquired or established by or for Leidos or any of its Subsidiaries after the Effective Time).

(40) “Leidos Common Stock” shall mean the common stock of SAIC, par value $0.0001 per share.

(41) “Leidos Contracts” shall mean any Contract, in each case except for any such Contract or part thereof that is a New SAIC Contract, to which Leidos or any of its Subsidiaries (other than members of the New SAIC Group) is a party as of the date hereof or becomes a party prior to the Effective Time or becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, including:

(i) any Contract entered into in the name of, or expressly on behalf of, any Leidos Entity or Leidos Operating Group (or sub-division thereof);

(ii) any Contract that relates primarily to the Leidos Business, including any contract providing for the acquisition or disposition of a Leidos Entity or any Leidos Assets;

(iii) any Contract that represents, underlies or relates primarily to any Leidos Assets or Leidos Liabilities;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to any member of the Leidos Group;

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Leidos Group; and

(vi) each Contract (or part thereof) set forth on Schedule 1.1(41)(vi).

(42) “Leidos Disclosure Sections” shall mean the sections of the Form 10 identified on Schedule 1.1(42).

(43) “Leidos Group” shall mean Leidos, the Leidos Entities and each Entity that becomes a Subsidiary of Leidos after the Effective Time.

(44) “Leidos Indemnitees” shall mean each member of the Leidos Group and each of their respective Affiliates from and after the Effective Time and each member of the Leidos Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(45) “Leidos Liabilities” shall mean any and all Liabilities to the extent arising out of: (a) the operation or conduct of the Leidos Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Leidos Group which relates to the Leidos Business); (b) the operation or conduct of any business conducted by any member of the Leidos Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Leidos Group which relates to the Leidos Business); or (c) any Leidos Assets, whether arising prior to, at or after the Effective Time; and each of the following Liabilities (whether arising prior to, at or after the Effective Time):

(i) any Liabilities to the extent arising out of the Leidos Contracts;

(ii) any Corporate Liability, except to the extent it is a Shared Corporate Liability (and then shared as provided in clause (iii) below);

(iii) the Leidos Sharing Percentage of any Shared Contingent Liability;

(iv) any Liabilities to the extent arising out of any (x) Actions or disputes related to the Leidos Business and (y) Actions or disputes set forth on Schedule 1.1(45)(iv) (which scheduled matters may not all relate to the Leidos Business);

(v) any Liabilities assumed or retained by the Leidos Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities to the extent arising out of any infringement by the Leidos Business of the Intellectual Property of any other Person or breach by the Leidos Business of any Contract relating to Intellectual Property;

(vii) any Liabilities to the extent arising out of any (A) violation prior to the Effective Time of any Environmental Laws by the Leidos Group or the conduct of the Leidos Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the Leidos Group or in the conduct of the Leidos Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from any Leidos Assets;

(viii) any Liabilities to the extent arising out of any Discontinued Operation that was related to the Leidos Business;

(ix) any Liabilities arising out of untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Leidos Disclosure Sections; and

(x) Specified Shared Expenses to the extent provided in Section 5.3.

Notwithstanding the foregoing, the Leidos Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by any member of the New SAIC Group, including any Liabilities specified in the definition of New SAIC Liabilities or (B) expressly discharged pursuant to Section 7.1 of this Agreement.

For the avoidance of doubt, no Liability shall be a Leidos Liability solely as a result of Leidos being named as party to or in any Action relating to any New SAIC Liability due to Leidos’ status as the remaining and legacy Entity, or as a result of its status as the former direct or indirect stockholder of any Entity.

(46) “Leidos Sharing Percentage” shall mean seventy percent (70%).

(47) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, the rights and obligations relating to Taxes shall not be treated as Liabilities for purposes of this Agreement.

(48) “LIBOR” shall mean the rate (as shown on the Reuters Screen LIBOR 01 Page (or on any successor or substitute page or Reuters, or any successor or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters) at approximately 11:00 a.m., London time, of the applicable day, for dollar deposits with a six month maturity.

(49) “Loss” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, administrative penalties, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding (A) special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages (x) awarded by a court of competent jurisdiction in connection with a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim) or (y) resulting from a breach of Section 5.6 (City Time)) and (B) Liabilities or requirements related to Taxes.

(50) “Master Transitional Contracting Agreement” shall mean the Master Transitional Contracting Agreement, by and between Leidos and New SAIC, dated as of the date hereof.

(51) “Materials of Environmental Concern” shall mean: any gasoline or petroleum (including crude oil or any fraction thereof) products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.

(52) “New SAIC Assets” shall mean those Assets that are owned, leased or licensed, at or prior to the Effective Time, by SAIC and/or any of its Subsidiaries, relating primarily to, used primarily in, or arising primarily from, the New SAIC Business, and shall include:

(i) all Assets of the operating group (including all sectors, business units, and operations within such operating group) set forth on Schedule 1.1(52)(i) (the “New SAIC Operating Group”);

(ii) any and all Assets reflected on the New SAIC Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for New SAIC or any member of the New SAIC Group subsequent to the date of the New SAIC Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the New SAIC Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the New SAIC Balance Sheet;

(iii) the ownership interests in those Entities that are set forth on Schedule 1.1(52)(iii) (such entities, the “New SAIC Entities”);

(iv) the Assets set forth on Schedule 1.1(52)(iv) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to New SAIC or any other member of the New SAIC Group;

(v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(52)(v), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “New SAIC Owned Property”);

(vi) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(52)(vi) (the “New SAIC Leases”) including, to the extent provided for in the New SAIC Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances;

(vii) all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks and other transportation equipment and other tangible personal property located at the New SAIC Owned Property or the locations subject to the New SAIC Leases, except for the Leidos Personal Equipment;

(viii) all personal computers, cellular phones, personal data devices, chairs and other office equipment used primarily by a New SAIC Group Employee (as defined in the Employee Matters Agreement (the “New SAIC Personal Equipment”);

(ix) all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the New SAIC Business;

(x) all New SAIC Contracts and any rights or claims arising thereunder;

(xi) (A) all Intellectual Property registrations and applications and the items of unregistered Intellectual Property set forth on Schedule 1.1(52)(xi), (B) all other Intellectual Property relating primarily to, used primarily in, or arising primarily from the New SAIC Business, and (C) all physical, tangible and other materials (including source code and website content) embodying any of the foregoing in (A) or (B);

(xii) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate primarily to, are used primarily in, or arise primarily from, the New SAIC Business, including those set forth on Schedule 1.1(51)(xii);

(xiii) all Information relating primarily to, used primarily in, or arising primarily from, the New SAIC Business (the “New SAIC Information”); provided that regardless of whether Information is New SAIC Information or Leidos Information , if New SAIC (or a New SAIC Group Employee (as defined in the Employee Matters Agreement)) in possession of such Information as of the Effective Time, New SAIC shall retain such Information (subject to Section 8.3);

(xiv) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the New SAIC Business;

(xv) subject to Article X (Insurance), any rights of any member of the New SAIC Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided that ownership of the Company Policies shall remain with the Leidos Group;

(xvi) the New SAIC Sharing Percentage of any Shared Contingent Asset; and

(xvii) the IT systems as described on Schedule 1.1(51)(xvii);

(xviii) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that Leidos and/or any of its Subsidiaries may have with respect to any New SAIC Assets and New SAIC Liabilities.

Notwithstanding the foregoing, the New SAIC Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Leidos Group, including any Assets specified in the definition of Leidos Assets.

(53) “New SAIC Balance Sheet” shall mean the pro forma balance sheet of the New SAIC Group, including the notes thereto, as of May 3, 2013, as filed with the Form 10.

(54) “New SAIC Business” shall mean the (i) businesses of providing technical, engineering and enterprise information technology services as described in the Form 10 and as conducted through the New SAIC Operating Group prior to the Effective Time and (ii) any and all businesses of the New SAIC Group after the Effective Time (including any businesses acquired or established by or for New SAIC or any of its Subsidiaries after the Effective Time).

(55) “New SAIC Common Stock” shall mean the common stock of New SAIC, par value $0.0001 per share.

(56) “New SAIC Contracts” shall mean the following Contracts to which SAIC or any of its Subsidiaries (including New SAIC) (x) is a party as of the date hereof (or in the case of any Contract that has been fully performed, was a party prior to the date hereof), (y) becomes a party prior to the Effective Time or (z) becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time:

(i) any Contract entered into in the name of, or expressly on behalf of, any New SAIC Entity or the New SAIC Operating Group (or any sub-division thereof);

(ii) any Contract that relates primarily to the New SAIC Business, including (A) any Contract that has been fully performed, (B) and Contract that is no longer executory or otherwise remains in effect although is no longer active and (C) any Contract providing for the acquisition or disposition of a New SAIC Entity or New SAIC Assets;

(iii) any Contract that relates primarily to the New SAIC Business that was awarded after the Effective Date and for which the quotation, proposal, or bid was pending as of the date hereof;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to any member of the New SAIC Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the New SAIC Group; and

(vi) each Contract (or part thereof) set forth on Schedule 1.51(vi).

(57) “New SAIC Dividend” shall mean the $295 million dividend by New SAIC to SAIC from the cash proceeds from the New SAIC Financing.

(58) “New SAIC Financing” shall mean the $500,000,000 5-Year Term Loan Facility entered into by New SAIC prior to the Effective Time.

(59) “New SAIC Group” shall mean New SAIC, the other New SAIC Entities and each Entity that becomes a Subsidiary of New SAIC after the Effective Time.

(60) “New SAIC Indemnitees” shall mean each member of the New SAIC Group and each of their respective Affiliates from and after the Effective Time and each member of the New SAIC Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(61) “New SAIC Liabilities” shall mean any and all Liabilities to the extent arising out of: (a) the operation or conduct of the New SAIC Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the New SAIC Group which relates to the New SAIC Business); (b) the operation or conduct of any business conducted by any member of the New SAIC Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the New SAIC Group which relates to the New SAIC Business); or (c) any New SAIC Assets, whether arising prior to, at or after the Effective Time; and each of the following Liabilities (whether arising prior to, at or after the Effective Time):

(i) any Liabilities reflected on the New SAIC Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for New SAIC or any member of the New SAIC Group subsequent to the date of the New SAIC Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the New SAIC Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the New SAIC Balance Sheet;

(ii) any Liabilities to the extent arising out of the New SAIC Contracts;

(iii) the New SAIC Sharing Percentage of any Shared Contingent Liability;

(iv) any Liabilities to the extent arising out of Actions or disputes related to the New SAIC Business, including as set forth on Schedule 1.1(61)(iv) (such scheduled Actions and disputes, the “Known New SAIC Liabilities”);

(v) any Liabilities assumed or retained by the New SAIC Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities to the extent arising out of any infringement by the New SAIC Business of the Intellectual Property of any other Person or breach by the New SAIC Business of any Contract relating to Intellectual Property;

(vii) all Liabilities to the extent arising out of any (A) violation prior to the Effective Time of any Environmental Laws by the New SAIC Group, or the conduct of the New SAIC Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the New SAIC Group, or in the conduct of the New SAIC Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any New SAIC Assets;

(viii) for the avoidance of doubt, any Liabilities to the extent arising out of the operation or conduct of the New SAIC Business by any Entity that is a Leidos Entity under this Agreement but has conducted the New SAIC Business at any time prior to the Effective Time;

(ix) any Liabilities to the extent arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10 and any other document filed with the Commission by New SAIC in connection with the Distribution or as contemplated by this Agreement, other than with respect to the Leidos Disclosure Sections; and

(x) Specified Shared Expenses to the extent provided in Section 5.3; and

Notwithstanding the foregoing, the New SAIC Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Leidos Group, including any Liabilities specified in the definition of Leidos Liabilities, or (B) expressly discharged pursuant to Section 7.1 of this Agreement. For the avoidance of doubt, no Liability shall be a New SAIC Liability solely as a result of New SAIC being named as party to or in any Action relating to any Leidos Liability due to New SAIC’s use and continuation of the SAIC name.

(62) “New SAIC Sharing Percentage” shall mean thirty percent (30%).

(63) “NYSE” shall mean the New York Stock Exchange.

(64) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(65) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and employee benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(66) “Qualifying Losses” shall mean the Losses arising from or relating to a claim (or series of related claims arising from the same set of facts or circumstances) in which the total amount of Losses are in excess of $5,000,000 solely to the extent such Losses are in excess of $5,000,000.

(67) “Real Estate Agreements” mean those (x) subleases between a member of the Leidos Group and New SAIC, (y) assignment and assumption agreements between the landlord, a member of the Leidos Group and New SAIC (whether or not entered into as of the date hereof) and (z) licenses between a member of the Leidos Group and New SAIC), in each case as set forth on Schedule 1.1(67).

(68) “Record Date” shall mean the date, as determined by the Board, that is the record date for determining the holders of Leidos Common Stock entitled to receive New SAIC Common Stock in the Distribution.

(69) “Record Holders” shall mean holders of Leidos Common Stock as of 5 p.m., New York time, on the Record Date.

(70) “Records” shall mean any Contracts, documents, books, records or files, whether in written, electronic, computerized, digital or other tangible or intangible forms or stored in any media.

(71) “Shared Contingent Assets” shall mean any of the Assets set forth on Schedule 1.1(71).

(72) “Shared Contingent Liabilities” shall mean any (i) Shared New SAIC Liability or (ii) Shared Corporate Liability.

(73) “Shared New SAIC Liability” shall mean the aggregate amount of all Qualifying Losses to the extent such amount is in excess of $50,000,000, which Qualifying Losses (x) are New SAIC Liabilities arising out of the operation or conduct of the New SAIC Business as conducted prior to the Effective Time and (y) arise from claims made after the Effective Time and prior to the second anniversary of the Distribution Date; provided that in no event shall a Shared New SAIC Liability include any (i) New SAIC Liabilities to the extent arising out of a New SAIC Contract (including breaches or liabilities resulting from failure to perform under such Contract) and (ii) Known New SAIC Liability (as set forth on Schedule 1.1(61)(iv)).

(74) “Shared Corporate Liability” shall mean the aggregate amount of all Qualifying Losses to the extent such amount is in excess of $50,000,000, which Qualifying Losses arise from a Corporate Liability.

(75) “Sharing Percentage” shall mean (i) as to Leidos, the Leidos Sharing Percentage and (ii) as to New SAIC, the New SAIC Sharing Percentage.

(76) “Specified Shared Expenses” shall mean any costs and expenses relating to the Shared Contingent Liabilities and shall be shared in the manner specified in Section 5.3.

(77) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(78) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(79) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Matters Agreement.

(80) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Leidos and New SAIC, dated as of the date hereof.

(81) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(82) “Technology License Agreement” shall mean the Technology License Agreement by and between Leidos and New SAIC, dated as of the date hereof.

(83) “Trademarks” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, social media identifiers, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(84) “Transfer” shall mean transfer, contribute, distribute, assign, and/or convey (and deliver, as applicable), or cause to be transferred, contributed, distributed, assigned, and/or conveyed (and delivered, as applicable).

(85) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and between Leidos and New SAIC, as dated of the date hereof.

(86) “Transfer Instruments” shall mean, collectively, the various Contracts, resolutions and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the Internal Reorganization.

Section 2.2. Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. Prior to the Effective Time, the Internal Reorganization shall be completed.

(b) Transfer of Assets and Assumption of Liabilities. Prior to the Internal Distribution, pursuant to the Transfer Instruments (except as otherwise specifically set forth in any Ancillary Agreement), Leidos shall, or shall cause the applicable members of the Leidos Group to, Transfer to the applicable members of the New SAIC Group all of their right, title and interest in and to the New SAIC Assets, and New SAIC shall, or shall cause the applicable members of the New SAIC Group to, assume all the New SAIC Liabilities.

(c) Transfers and Assumptions Occurring After the Effective Time. Notwithstanding anything herein to the contrary, the Parties acknowledge that certain Transfers of Assets or assumption of Liabilities (as may be provided herein or under the Ancillary Agreements) shall occur after the Effective Time.

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain from any Governmental Entity or other third party any Consents required to Transfer any of the New SAIC Assets as contemplated by this Agreement.

(e) Costs and Expenses. Any costs and expenses incurred after the Effective Time and on or prior to the second anniversary of the Distribution Date to effect any Transfer of Assets or Assumption of Liabilities contemplated by this Agreement (including any out-of-pocket costs and expenses to obtain any required Consents) shall be borne by Leidos, with any such costs and expenses incurred following such second anniversary to be the exclusive responsibility of the Party incurring such costs. Other than costs and expenses incurred and reimbursed in accordance with the foregoing, nothing in this Section 2.2 shall require any member of either Group to incur any material obligation or grant any material concession for the benefit of any member of the other Group in order to effect any such Transfer contemplated by this Section 2.2.

(f) No Transfers in Violation of Law or Breach of Contract. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract or the terms of such Contract.

Section 2.3. Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2:

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement (including the Master Transitional Contracts Agreement), any Contract that is (1) listed on Schedule 2.3(a), (2) a Leidos Asset but inures in part to the benefit or burden of any member of the New SAIC Group, or (3) a New SAIC Asset but inures in part to the benefit or burden of any member of the Leidos Group (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each member of the New SAIC Group or the Leidos Group, as the case may be, shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the New SAIC Business or the Leidos Business, respectively; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Leidos Asset or New

SAIC Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending on the earlier of two (2) years after the Distribution Date and the end of the term of such Shared Contract (without any extensions or renewals), take such other reasonable and permissible actions to cause such member of the New SAIC Group or the Leidos Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the New SAIC Business or the Leidos Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.3 and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, other than in the event of willful breach or misconduct, knowing violation of Law, fraud, willful misrepresentation, or gross negligence of the Party for which such Shared Contract is, as applicable, a Leidos Asset or New SAIC Asset, such Party, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b) Each of Leidos and New SAIC shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to the Leidos Business or New SAIC Business, as the case may be, as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.4. Intercompany Accounts; Cash Management.

(a) Except as set forth in Section 7.1(b), all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements, and other than payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements), if any, and (ii) intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Leidos Group, on the one hand, and any member of the New SAIC Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall be settled or converted into an ordinary trade payable (which shall survive the Effective Time, notwithstanding anything herein (including Section 7.1) to the contrary), in each case as of the Effective Time, as may be agreed prior to the Effective Time by SAIC and/or New SAIC. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by such agreement or agreements in respect of such settlements or capitalizations.

(b) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) to the extent related to the other Party (or any member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c) The Parties agree to use commercially reasonable efforts to implement and follow the cash management procedures set forth on Schedule 2.4(c) for the time periods set forth therein.

Section 2.5. Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Leidos Group or the New SAIC Group entitled to the receipt of such Asset or required to assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(f), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability, are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to be effective as of the Effective Time.

(c) Following the second anniversary of the Distribution Date, the Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.5(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) With respect to any Assets that have not been Transferred or Liabilities that have not been assumed at or prior to the Effective Time, each of Leidos and New SAIC shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.6. Transfer Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Transfer Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Assets and the valid and effective Assumption by the applicable Party of its assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.7. Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, at Leidos’ cost and expense for the two year period following the Distribution Date and thereafter at the cost and expense of the requesting Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) is delivered or receives any Assets to be transferred to the other Party pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly return or cause the return of such Assets to the other Party (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense.

(d) At or prior to the Effective Time, each of Leidos and New SAIC shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 2.8. Novation and Assignment of Customer Contracts.

(a) To the extent not obtained prior to the Effective Time, following the Effective Time, Leidos and New SAIC shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Governmental Approval or other Consent required to novate or assign to the fullest extent permitted by applicable Law all rights and obligations under each customer Contract which is a New SAIC Contract but under which a member of the Leidos Group remains liable pending such novation or assignment.

(b) No later than the Business Day after the Distribution Date, Leidos and New SAIC shall submit a request for novation of all contracts with a Governmental Entity included in the New SAIC Contracts and such other documents as may be required with respect to the novation of such contracts in favor of New SAIC, consistent with the requirements of the Federal Acquisitions Regulation. Each Party shall use commercially reasonable efforts to take such action or actions as may be reasonably necessary or reasonably required in connection with the novation, including furnishing any documents, materials or other information requested by any Governmental Entity in order to obtain such novation approval as expeditiously as practicable.

(c) Until such time as novation or assignment occurs and in accordance with the Master Transitional Contracting Agreement, (x) such member of the Leidos Group shall continue to be bound by such Contract and shall take all reasonable measures necessary to maintain any security clearances required to be maintained pursuant to such Contract and (y) unless not permitted by Law or the terms of such Contract, New SAIC (the “Liable Party”) shall, or shall cause a member of its Group to, as an agent or subcontractor for such member of the Leidos Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Leidos Group under such Contract from and after the Effective Time.

(d) The Liable Party (or another member of the New SAIC Group), as agent or subcontractor of such member of the Leidos Group, solely to the extent reasonably necessary or advisable to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, shall (except as otherwise provided in the Master Subcontract Agreement Pending Novation) have the right to:

(i) prepare, execute and submit invoices under such Contract in the name of the applicable member of the Leidos Group;

(ii) send correspondence relating to matters under such Contract or license in the name of the applicable member of the Leidos Group;

(iii) file Actions in the name of the applicable member of the Leidos Group in connection with such Contract; and

(iv) otherwise exercise all rights in respect of such Contract in the name of the applicable member of the Leidos Group.

(e) Except with respect to matters that are the subject of Section 2.10, the Liable Party shall indemnify Leidos and each member of the Leidos Group and hold each of them harmless against any Liabilities (other than Leidos Liabilities) arising in connection with this Section 2.8; provided, that the Liable Party shall have no obligation to indemnify Leidos or any member of the Leidos Group with respect to any matter to the extent that such Liabilities arise from Leidos’ or any member of the Leidos Group’s willful breach or misconduct, knowing violation of Law, fraud, willful misrepresentation or gross negligence in connection therewith, in which case Leidos shall be responsible for such Liabilities.

(f) Pursuant to Section 2.4(c) and in accordance with the timing set forth therein, Leidos shall use commercially reasonable efforts to , without further consideration, promptly (and in any event within days) pay and remit or cause to be promptly paid or remitted, to the Liable Party, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party.

(g) If and when the Governmental Approval or Consent for the novation or assignment of such Contract is obtained, Leidos (or the applicable member of the Leidos Group) shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the Parties shall, and shall cause the members of their respective Group to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.8.

Section 2.9. Post Closing Contracts. Following the Effective Time, except as otherwise set forth in the Master Transitional Contracting Agreement, in connection with Contracts that would otherwise be entered into by New SAIC following the Effective Time that (a) are the continuation, extension, renewal, option exercise, follow-on, or work related, to New SAIC Contracts pending novation or assignment pursuant to Section 2.8 or (b) result from quotations, proposals or bids for new opportunities, in each case to the extent relating to the New SAIC Business, including such Contracts that are subject to security-related accreditation or facility security clearance requirements to be eligible to bid or perform such Contracts (such Contracts set forth in clauses (a) and (b), collectively, the “Post Closing Contracts”), Leidos or the applicable member of the Leidos Group shall be, or shall continue to be, the contracting party for such Contracts until such time when, after New SAIC shall have obtained the necessary novations, accreditations, clearances or assignments to enter into such Contracts and submit such bids, such Contracts shall have been Transferred to New SAIC (such time, the “Post Closing Contracts Transfer Time”). In furtherance of the foregoing, New SAIC and Leidos shall use commercially reasonable efforts to, as promptly as practicable following the Effective Time, (i) obtain such necessary clearances, (ii) effect the Transfer of any such Post Closing Contracts, including any Assets and Liabilities thereunder, to New SAIC and (iii) procure the release of Leidos from any obligations or Liabilities thereunder to the fullest extent permitted by applicable Law.

Section 2.10. DCMA/DCMA.

(a) Leidos and New SAIC shall each use commercially reasonable efforts to reach a timely and reasonable settlement of SAIC’s corporate office expense allocations and other indirect costs and expenses allocated to Leidos Contracts or New SAIC Contracts (collectively, “Indirect Rates”) for SAIC’s open fiscal years from 2006 through the Distribution Date, which Indirect Rates have not been finally determined and settled prior to the Effective Time (the “Open Years”) with the Defense Contract Audit Agency, Defense Contract Management Agency, other Governmental Entities that may be conducting an audit or other authorized representatives of any such Governmental Entity (each, a “Audit Agency”). Subject to the provisions in (b) of this Section 2.10, Leidos shall be the party of record in settlement discussions with the applicable Audit Agency of Indirect Rates for Open Years; provided, however, that Leidos will (i) not propose, agree or consent to, without New SAIC’s prior written consent (not to be unreasonably withheld, delayed or conditioned), any determination, settlement or offer regarding such Indirect Rates; and (ii) promptly inform New SAIC of the acceptance by the applicable Audit Agency of a final determination or settlement of Indirect Rates for Open Years previously agreed or consented to by New SAIC. In connection with the settlement of Indirect Rates, each Party shall make available to the other Party all personnel and pertinent Information in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the other Party.

(b) If either Party becomes aware of a material development that would affect Indirect Rates, such Party shall, as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to such matter. Leidos shall be responsible for scheduling meetings with the applicable Audit Agency that concern Indirect Rates relating to Leidos Contracts. New SAIC shall be responsible for scheduling meetings with the applicable Audit Agency that concern Indirect Rates relating to New SAIC Contracts. The Parties shall use commercially reasonable efforts to jointly determine the appropriate party that shall be responsible for scheduling meetings with the applicable Audit Agency that involve Indirect Rate issues applicable to both Parties, including company-wide fringe pools and corporate home office allocations. If the parties are unable to jointly determine which Party shall be responsible for scheduling meetings involving Indirect Rate issues applicable to both Parties, Leidos shall be responsible for scheduling such meetings. Prior to a Party scheduling any meeting with an Audit Agency regarding Indirect Rates for Open Years, each Party shall cause appropriate personnel from such Party to discuss the timing and agenda for such meeting, and each Party shall use commercially reasonable efforts to include personnel from the other Party; provided, however, that if the applicable Audit Agency objects to having the other Party present with respect to Indirect Rate issues that concern only the requesting Party’s contracts, the requesting Party shall not be obligated to include personnel of the other Party but the requesting Party shall inform the other excluded Party of the discussions that occurred promptly following any such meeting. Each Party shall bear its own internal costs and expenses in connection with any matters involving Indirect Rates (including, for the avoidance of doubt, of the costs of salaries and benefits of its personnel engaged with respect to such matters). Costs and expenses of external legal counsel and other third-party advisors engaged by Leidos in connection with the settlement of Indirect Rates shall be borne by the Parties in accordance with their respective Sharing Percentages.

(c) The “Closing Reserves” means an amount equal to             , which shall be allocated as of the Distribution Date to New SAIC in the amount of              and to Leidos in the amount of             . Upon settlement of Indirect Rates for Open Years, responsibility for the costs of any resulting credit or payment due to customers shall be apportioned between the Parties based the accounting records supporting the foregoing allocation of the Closing Reserves and, as New SAIC and Leidos make such credits or payments, the Closing Reserves of each of New SAIC and Leidos shall be reduced accordingly on a dollar for dollar basis. If either Party makes any credit or payment to a customer that includes amounts allocable to the other Party pursuant to this paragraph, such Party shall be entitled to reimbursement by the other Party promptly upon delivery to such other Party of evidence of such credit or payment.

(d) After the Closing Reserves allocated to New SAIC have been exhausted, any additional amounts that are owed by New SAIC as a result of the determination or settlement of Indirect Rates shall (A) for the first $5,000,000 so owed, be considered a Leidos Liability and (B) for any amounts so owed above $5,000,000, be borne by the Parties in accordance with their Sharing Percentages.

Section 2.11. Guarantees; Letters of Credit.

(a) Except for those Contracts and/or letters of credit set forth on Schedule 2.11(a)(i) where (x) Leidos shall remain as guarantor or obligor with respect thereto and (y) New SAIC shall indemnify and hold harmless the Leidos Indemnitees for any Loss arising from or relating thereto (in accordance with the provisions of Article VII) or as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, New SAIC shall (with the reasonable cooperation of the applicable member of the Leidos Group) use commercially reasonable efforts to have the applicable members of the Leidos Group removed as guarantor of or obligor for any New SAIC Liability, including in respect of those guarantees set forth on Schedule 2.11(a)(ii), to the extent that they relate to New SAIC Liabilities.

(b) At or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) of any member of the Leidos Group, New SAIC shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which New SAIC would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If New SAIC is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.11, (i) New SAIC shall indemnify and hold harmless the member of the Leidos Group that is guarantor or obligor thereunder for any Loss arising from or relating thereto (in accordance with the provisions of Article VII) and shall or shall cause another member of the New SAIC Group, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the Leidos Group; provided, that New SAIC shall have no obligation to indemnify any such member of the Leidos Group with respect to any matter to the extent that such Loss arises from any such member of the Leidos Group’s willful breach or misconduct, knowing violation of Law, fraud, willful misrepresentation or gross negligence in connection therewith, in which case such member of the Leidos Group shall be responsible for such Liabilities and (ii) New SAIC agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which any member of the Leidos Group is or may be liable without the prior written consent of Leidos or such member of the Leidos Group, unless all obligations of such member of the Leidos Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Leidos or such member of the Leidos Group; provided, however, with respect to any New SAIC Lease, in the event a Guaranty Release is not obtained and New SAIC wishes to extend the term of such guaranteed lease, then New SAIC shall have the option of extending the term if it provides such security as is reasonably satisfactory to the member of the Leidos Group that is guarantor under such guaranteed lease.

Section 2.12. Disclaimer of Representations and Warranties. EACH OF LEIDOS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LEIDOS GROUP) AND NEW SAIC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEW SAIC GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Certificate of Incorporation; By-laws. Prior to the Distribution Date, SAIC and New SAIC shall take (or cause to be taken) all necessary actions to adopt a Certificate of Incorporation and By-laws substantially in the form filed by New SAIC with the Commission as exhibits to the Form 10, to be effective as of the Effective Time.

Section 3.2. Directors.

(a) Leidos. Prior to the Distribution Date, SAIC shall take (or cause to be taken) all necessary actions, including procuring the resignations of the directors named on Schedule 3.2(a), such that, immediately prior to the Effective Time, its Board shall include the individuals named on Schedule 3.2(a)

(b) New SAIC.

(i) Prior to the Distribution Date, SAIC and New SAIC shall take (or cause to be taken) all necessary action to cause the Board of Directors of New SAIC to include, immediately prior to the Effective Time, the individuals identified in the Information Statement as director nominees of New SAIC.

(ii) On or prior to the “listing date” of New SAIC Common Stock (as such term is defined under the NYSE Rules), SAIC and New SAIC shall take (or cause to be taken) all necessary action to cause the Board of Directors of New SAIC to include one independent director (as determined in accordance with the NYSE Rules).

Section 3.3. Officers.

(a) Leidos. On or prior to the Effective Time, SAIC shall take all necessary actions, including procuring the resignations of its officers, such that at the Effective Time its officers shall be the individuals named on Schedule 3.3(a).

(b) New SAIC. On or prior to the Effective Time, SAIC and New SAIC shall take (or cause to be taken) all necessary action to cause the individuals identified as such in the Information Statement to be officers of New SAIC as of the Effective Time.

Section 3.4. Resignations and Removals.

(a) New SAIC. On or prior to the Effective Time or as soon thereafter as practicable, (i) Leidos shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the New SAIC Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the New SAIC Group in which they serve, and (ii) New SAIC shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Leidos Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

Section 3.5. Cash Dividend to Leidos. Following the consummation of the New SAIC Financing after the Internal Distribution, New SAIC shall pay, prior to the Distribution, the New SAIC Dividend to Leidos.

ARTICLE IV

THE DISTRIBUTIONS

Section 4.1. Stock Dividends to Leidos Stockholders. At the Effective Time, Leidos shall cause the Distribution Agent to distribute all of the outstanding shares of New SAIC Common Stock then owned by Leidos to the Record Holders, and to credit the appropriate number of such shares of New SAIC Common Stock to book entry accounts for each such Record Holder or designated transferee or transferees of such Record Holder. Each Record Holder (or such holder’s designated transferee or transferees) shall be entitled to receive in the Distribution              share of New SAIC Common Stock for every              shares of Leidos Common Stock held by such stockholder; provided that notwithstanding anything herein to the contrary, Leidos shall not distribute any fractional shares of New SAIC Common Stock and instead, the Distribution Agent will aggregate fractional shares to which Record Holders would otherwise be entitled into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds from the sales pro rata to each Record Holder who would otherwise have been entitled to receive a fractional share in the spin-off.

Section 4.2. Actions in Connection with the Distribution.

(a) Prior to the Distribution Date, New SAIC shall file such amendments and supplements to its Form 10 as SAIC may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10 as may be required by the Commission or federal, state or foreign securities Laws. New SAIC shall mail to the holders of Leidos Common Stock, at such time on or prior to the Distribution Date as SAIC shall determine, the Information Statement included in its Form 10, as well as any other information concerning New SAIC, its business, operations and management, the transaction contemplated herein and such other matters as SAIC shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from SAIC, to the extent requested, New SAIC shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that SAIC reasonably determines is necessary or desirable to effectuate the Distribution, and SAIC and New SAIC shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) New SAIC shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of New SAIC.

(c) To the extent not already approved and effective, New SAIC shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on the NYSE of the New SAIC Common Stock to be distributed in the Distribution, subject to official notice of distribution and SAIC shall use commercially reasonable efforts to have approved with the NYSE the change in its ticker symbol from “SAI” to “LDOS”.

(d) Each Party shall provide all cooperation reasonably requested by the other Party that is necessary or desirable in connection with the New SAIC Financing.

(e) Leidos shall promptly send to each Record Holder a statement concerning information regarding the allocation of tax basis between the Leidos Common Stock and New SAIC Common Stock held by such stockholder or otherwise satisfy any requirement to so send by instead posting such information on its website in accordance with, and for the time required by, applicable Law.

Section 4.3. Sole Discretion of the Board of SAIC. The Board, in its sole and absolute discretion, shall determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, the Board may, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, the Board shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of SAIC or its stockholders, that a sale or other alternative is in the best interests of SAIC or its stockholders or that it is not advisable at that time for New SAIC to separate from SAIC.

Section 4.4. Conditions to Distribution. Subject to Section 4.3, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of SAIC and shall not give rise to or create any duty on the part of SAIC or the Board to waive or not waive any such condition.

(a) The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement shall have been mailed to the holders of Leidos Common Stock;

(b) The New SAIC Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) On or prior to the Distribution Date, SAIC shall have obtained an opinion from Simpson Thacher & Bartlett LLP, its tax counsel, in form and substance satisfactory to SAIC (in its sole discretion), as to the satisfaction of certain conditions necessary for the Distribution and the Internal Distribution to qualify as tax-free distributions under Sections 355 of the Code;

(d) On or prior to the Distribution Date, SAIC shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to SAIC (in its sole discretion), and such ruling shall remain in effect as of such Distribution Date, to the effect, among other things, that the Distribution will qualify as a tax-free distribution under Section 355 of the Code and that the Internal Distribution, together with certain related transactions, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

(e) Prior to the Effective Time, the Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to SAIC, with respect to the capital adequacy and solvency of each of Leidos and New SAIC;

(f) Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect, it being understood that, for the avoidance of doubt, the Governmental Approvals and Consents contemplated by Section 2.8 and Section 2.9 shall not be deemed necessary to consummate the Distribution;

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of SAIC shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(h) No other events or developments shall have occurred or failed to occur prior to the Effective Time that, in the judgment of the Board, would result in the Distribution having a material adverse effect on SAIC or its stockholders;

(i) The New SAIC Financing shall have been consummated following the Internal Distribution and following such consummation, the New SAIC Dividend shall have been paid by New SAIC to Leidos;

(j) The Internal Restructuring shall have been completed, except for such steps as SAIC in its sole discretion shall have determined may be completed after the Effective Time;

(k) The actions and events set forth in Article III shall have occurred;

(l) The Board shall have authorized the Distribution, which authorization may be given or withheld at its absolute and sole discretion; and

(m) Each Ancillary Agreement shall have been executed by each party thereto.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Non-Solicit. Neither Leidos nor New SAIC, or any member of their respective Groups, shall, from the Effective Time through and including the first anniversary of the Distribution Date, without the prior written consent of the applicable Party recruit or solicit any person who is an employee of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that nothing in this Section 5.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party or, any hiring as a result thereof. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.2. Intellectual Property.

(a) Each Party shall not use or exploit the Intellectual Property of the other Party after the Effective Time, except (i) as permitted in the Ancillary Agreements, (ii) as required by applicable Law, (iii) as permitted by the “fair use” doctrine or defense, (iv) for neutral, non-trademark use of the other Parties’ Trademarks to describe the history of each Party’s respective business, or (v) as permitted in Section 5.2(b).

(b) Transitional Trademark License; Use of Certain Trademarks.

(i) New SAIC grants to Leidos and its Affiliates a non-exclusive, worldwide, fully paid-up, non-assignable, and non-sublicensable license to use any and all forms of the “SAIC” (Word), “SAIC” (Logo/Stylized), “ISSAIC,” “Your Ideas, Your SAIC,” “From Science to Solutions,” “Science to Solutions,” and “Science Applications International Corporation” trademarks (the “SAIC Marks”) as and as part of a trademark, service mark, logo, corporate name, trade name, domain name and other source indicators, solely (1) in connection with the operation, advertisement, marketing, promotion and support of the Leidos Business, (2) in a manner consistent with Leidos’ and its Affiliates’ use of the SAIC Marks prior to the Effective Time, and (3) as follows and for the time periods below:

(A) Leidos shall use commercially reasonable efforts to (i) file (or cause to be filed) to change all of its and its Affiliates’ corporate names, trade names, and d/b/a names to names that do not contain any SAIC Marks, as soon as practicable and within one (1) year after the Distribution Date, provided that the filings to change each of Leidos’ and its Affiliates’ corporate names in the applicable jurisdiction in which each such entity is incorporated or otherwise organized shall be made no later than the Distribution Date, for all such entities incorporated or organized in the United States and one (1) month after the Distribution Date for all such entities incorporated or organized outside of the United States, and (ii) prosecute all such changes to completion;

(B) Leidos shall use commercially reasonable efforts to remove (or cause to be removed) those uses of SAIC Marks as Trademarks that may reasonably be considered likely to cause consumer or customer confusion from all of its and its Affiliates’ websites (excluding press releases, investor materials, similar historical documents created prior to the Effective Time, and materials that describe the history of either Party’s respective business), social and electronic media that are promoted or displayed to third parties and under Leidos’ or its Affiliates’ possession or control as soon as practicable and within one (1) year after the Distribution Date; and

(C) After the Distribution Date, Leidos and its Affiliates shall (i) not create any new materials, including signage, advertising, promotional materials, brochures, catalogues, manuals, datasheets, software, packaging, stationery, business cards, invoices, receipts, forms, literature or other similar items bearing the SAIC Marks and (ii) use commercially reasonable efforts to cease public use of any of the SAIC Marks as Trademarks on the foregoing materials in existence as of the Effective Time as soon as practicable and within one (1) year after the Distribution Date; provided, however, the foregoing prohibition on public use after (1) year from the Distribution Date will not be construed as an obligation to re-label or cease use of any such existing materials that may contain the SAIC Marks provided the contemplated use of such materials would not reasonably be considered likely to cause consumer confusion.

(ii) For one (1) year after the Distribution Date, each of New SAIC and Leidos shall display on its respective primary website a mutually-agreed upon disclaimer as to its lack of current affiliation with the other Party after the Distribution Date. For six (6) months after the Distribution Date or such longer time as Leidos and New SAIC may agree, New SAIC shall redirect Internet visitors from the websites set forth on Schedule 5.2(b)(ii) to new website(s) directed by Leidos.

(iii) Leidos and its Affiliates may sublicense the licenses in Section 5.2(b)(i) without New SAIC’s prior written consent, to advertisers, distributors, vendors, dealers, suppliers and other Persons, solely for use in connection with the operation of the Leidos Business in a manner consistent with past practice, but not for such Persons’ unrelated use. All other sublicenses require the prior written consent of New SAIC in its reasonable discretion. Leidos shall be liable to New SAIC for any act or omission by a sublicensee that would constitute a breach hereof if committed by Leidos.

(iv) Leidos’ use of the SAIC Marks shall comply, in all material respects, with the trademark guidelines provided by New SAIC and applicable Laws.

(v) After the Distribution Date, New SAIC agrees to use the “From Science to Solutions” and “Science to Solutions” trademarks/taglines only in connection with the “SAIC” name or logo or the “Science Applications International Corporation” name.

(c) IP Liason. Within fifteen (15) days after the Distribution Date, each Party shall designate one employee as the IP liaison with the other Party for purposes of addressing any questions, disputes, and/or issues that may arise under this Section 5.2 or any other Ancillary Agreement relating to Intellectual Property, including any instances of non-compliance or additional desired license rights. The IP liaisons shall cooperate to resolve any such questions, disputes and/or issues in a reasonable and prompt manner, and any matters that cannot be amicably resolved by the IP liaisons shall be resolved pursuant to Article IX. In the event either Party becomes aware of any actual consumer confusion arising from Leidos’ use of the SAIC Marks as permitted under this Section 5.2, such Party shall promptly advise the other Party of the details of such confusion, and each Party shall reasonably cooperate to address and remedy the confusion, including the use of a disclaimer as necessary.

(d) Covenant Not to Sue. Effective as of the Distribution Date, each Party covenants to the other Party and its Subsidiaries as of the Distribution Date that the covenanting Party shall not (and shall cause its Subsidiaries as of the Distribution Date not to) bring or threaten to bring an Action against the other Party or any of its Subsidiaries that alleges: (i) with respect to Leidos, that Leidos or any of its Subsidiaries’ conduct of the Leidos Business or any product made, sold, offered for sale or otherwise used in the operation of such business after the Distribution Date in a manner consistent with its conduct and scope as of the Distribution Date infringes any patents owned by New SAIC or its Subsidiaries as of the Distribution Date; or (ii) with respect to New SAIC, that New SAIC or any of its Subsidiaries’ conduct of the New SAIC Business or any product made, sold, offered for sale or otherwise used in the operation of such business after the Distribution Date in a manner consistent with its conduct and scope as of the Distribution Date infringes any patents owned by Leidos or its Subsidiaries as of the Distribution Date. Each Party may grant the benefit of this covenant to its customers, end-users and other Persons to the extent necessary to support such Party’s operation of the Leidos Business or the New SAIC Business, as applicable, but not for any other use or purpose by any other Person. Each Party may grant the benefits (and shall convey the burdens) of this covenant to any successor or assignee of the Leidos Business or the New SAIC Business, as applicable, but such benefits and burdens do not extend to any other businesses or Affiliates of the successor or assignee.

Section 5.3. Access to Personnel and Cooperation.

(a) Each employee of a Party (or a member of such Party’s Group) shall be entitled to communicate with employees of the other Party (or a member of such Party’s Group), subject to compliance with the other provisions this Agreement (including Section 5.1 (Non-Solicit) and Section 8.5 (Confidentiality)) and the Ancillary Agreements.

(b) From and after the Effective Time and subject to compliance with the other provisions this Agreement (including Section 5.1 (Non-Solicit) and Section 8.5 (Confidentiality)) and the Ancillary Agreements, each Party shall, and shall cause each member of its Group and its employees to:

(i) provide reasonable cooperation and assistance to the other Party and its employees for any matter reasonably requested in connection with the separation of the New SAIC Business and the Leidos Business and the completion of the transactions contemplated herein and in each Ancillary Agreement,

(ii) transfer such knowledge regarding the other Party’s Business (or SAIC’s historical business) that is known by the first Party’s employees, at the reasonable request of the other Party or any of its employees;

(iii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company;

(iv) reasonably assist the other Party in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; and

(v) reasonably assist the other Party in connection with requests for information with respect to conduct prior to the Effective Time by any employee of such other Party insofar as such conduct was the subject of any reported concern, inquiry or investigation relating to non-compliance with any policy governing standards of ethical conduct, subject to appropriate restrictions for classified Information, Privileged information and Confidential Information; provided, however, that no Party shall be required to provide to the other Party any such information (A) that is not permitted to be disclosed under applicable Law, or (B) the unauthorized use or disclosure of which could adversely affect such Party.

(c) In each case in subsection (a) and (b) above, except as may otherwise be agreed to by the Parties in writing, there shall be no cost to the Party requesting such assistance other than for the actual out-of-pocket costs incurred by the Party (and its employees) providing such assistance; provided that if an employee is requested to provide deliverables or dedicate time to a project, the Parties agree that such services shall be provided pursuant to Schedule of the Transition Services Agreement.

(d) In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available to the other Party those employees with particular knowledge of any function or service of which the other Party was not allocated such employees, agents or consultants with particular knowledge in connection with the transactions contemplated herein and in each Ancillary Agreement.

Section 5.4. Periodic Meetings. Unless otherwise agreed to by the Parties, at least once during each fiscal quarter during the two (2) year period following the Distribution Date, the Parties shall hold a meeting for the purpose of sharing Information related to this Agreement, any Shared Contingent Liabilities or the preparation of any Party’s financial statements. Each Party shall designate between one (1) and three (3) persons as its standing representatives for such meetings. The Managing Party shall be responsible for scheduling such meeting at reasonably consistent and convenient times and on no less than thirty (30) days’ notice. The Parties’ standing representatives and others may participate in such meetings in person or other medium by which all participants may hear each other.

Section 5.5. Office Space.

(a) New SAIC Headquarters Office Space. New SAIC’s corporate headquarters as of the Effective Time will be located at 1710 SAIC Drive, Tower 3, McLean, Virginia.

(b) Leidos Headquarters Office Space. Leidos’ corporate headquarters as of the Effective Time will be located at 11955 Freedom Drive, Reston, Virginia.

(c) Headquarters. From and after the Effective Time, Leidos and New SAIC shall cooperate to ensure that personnel shall be located in physically segregated spaces on separate floors or separate buildings on the SAIC campus, with each of Leidos and New SAIC having its own security systems. Leidos agrees that it shall vacate New SAIC’s headquarters on or before the first anniversary of the Distribution Date.

Section 5.6. City Time.

(a) New SAIC shall, and shall cause each member of the New SAIC Group to, comply with the obligations applicable to Science Applications International Corporation under Sections 4, 5, 6, 12, 14 and 15 of the Deferred Prosecution Agreement, dated March 8, 2012 with the United States Attorney for the Southern District of New York, as the same may be amended or modified.

(b) New SAIC acknowledges and agrees that it is a successor to Science Applications International Corporation under the Administrative Agreement with the United States Army, dated August 21, 2012 and shall abide by the obligations of Science Applications International Corporation thereunder (or under any amendment thereto or such other agreement that New SAIC may enter into with the United States Army regarding such matters).

Section 5.7. Acquisition Documents. Following the Effective Time, New SAIC shall, and shall cause each member of the New SAIC Group to, comply with the non-solicitation and non-competition obligations set forth in Section 5.16 of that certain Asset Purchase Agreement, dated as of August 30, 2012, by and between Science Applications International Corporation and American Systems Corporation, as amended.

ARTICLE VI

SHARED CONTINGENT LIABILITIES AND SHARED CONTINGENT ASSETS

Section 6.1. Shared Contingent Liabilities. From and after the Effective Time, except as otherwise expressly set forth in this Article VI or the Tax Matters Agreement (with respect to Taxes) and without limiting the indemnification provisions of Article VII, Leidos and New SAIC shall each be responsible for (i) its Sharing Percentage of any Shared Contingent Liabilities pursuant to and in accordance with the relevant provisions of Article VII and, without duplication, (ii) its Sharing Percentage of any Specified Shared Expenses related to or arising out of any Shared Contingent Liability. Any amounts owed in respect of any Shared Contingent Liabilities other than Specified Shared Expenses (which are addressed pursuant to Section 5.3) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto and a calculation of the amounts owed by each Party based on such Party’s Sharing Percentage) to the Party owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that if so directed by the Party providing the invoice, in lieu of remitting amounts directly to the Party providing the invoice, the owing Party shall remit the owed amount directly to the appropriate third party or parties or to an account established by the invoicing Party for the benefit of the Parties, in which case each Party shall contribute its Sharing Percentage of such amount to such account for the benefit of the Parties. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Article VI or in respect of Losses pursuant to Article VII, in respect of any Shared Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Section 6.3(h), such settlement was effected without the consent or over the objection of such Party); provided that the foregoing is not meant to not limit the Managing Party’s obligation to keep the other Party informed pursuant to Section 6.3(d) . Notwithstanding the foregoing, no Party shall be required to pay its share of any final settlement in connection with any Shared Contingent Liability unless the final settlement agreement in connection therewith shall provide for a full and unconditional release of such Party.

Section 6.2. Shared Contingent Assets. From and after the Effective Time, to the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Shared Contingent Asset, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof, unless there is a good faith open question as to whether such proceeds are in fact Shared Contingent Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) transfer such amounts to the other Party pursuant to and in accordance with its Sharing Percentage. Transfers under this Section 6.2 are subject to the Parties’ agreement (x) as to the most cost efficient means of effecting such transfer and (y) to share any incremental costs arising as a result of such transfer; provided, that if the relevant Parties cannot agree on a means of effecting the transfer within thirty (30) days from the date that all relevant Parties have notice of the discovery of such proceeds, then the proceeds shall be immediately transferred.

Section 6.3. Management of Shared Contingent Liabilities and Shared Contingent Assets.

(a) “Managing Party” with respect to the Shared New SAIC Liabilities shall mean New SAIC, and with respect to the Shared Corporate Liabilities shall mean Leidos. With respect to any other Shared Contingent Liability or any Shared Contingent Asset, “Managing Party” shall initially mean Leidos; provided, however, the other Party may become the Managing Party with respect to any Shared Contingent Liability or Shared Contingent Asset upon the prior written agreement of the Parties.

(b) Except as provided in the Tax Matters Agreement (with respect to management of Tax Contests), the Managing Party shall, on behalf of itself and the other Party, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Shared Contingent Liability and Shared Contingent Asset. The Managing Party shall promptly notify the other Party in the event that it (i) receives notice of any Shared Contingent Liability including any claim or demand relating thereto or (ii) commences an Action with respect to a Shared Contingent Asset; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Party against the Managing Party or affect any other provision of this Section 6.2, except to the extent the other Party is actually and materially prejudiced thereby. No Party other than the Managing Party shall consent to the entry of any judgment or enter into any settlement with respect to any Shared Contingent Liability without the prior written consent of the Managing Party. For the avoidance of doubt, any settlement by the Managing Party shall be subject to Section 6.3(h).

(c) Each Party acknowledges that the Managing Party may elect not to pursue any Shared Contingent Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right as compared with the other Party or any business reasons that may be in the best interests of the Managing Party or a member of such Managing Party’s Group without regard to the best interests of any member of the other Group) and that no member of the Group of which the Managing Party is a member shall have any Liability to any Person (including any member of the other Party’s Group) as a result of any such determination. If the Managing Party elects not to pursue such Shared Contingent Asset, the other Party may pursue such Shared Contingent Asset, provided that notwithstanding anything herein to the contrary, the costs and benefits of such pursuit shall be borne solely by such other Party, with no obligation to share any proceeds from such claim.

(d) The Managing Party shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any matter involving a Shared Contingent Asset or Shared Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that the failure to provide any such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually prejudiced thereby. Each Party shall cooperate fully with the Managing Party in its management of any of such Shared Contingent Asset or Shared Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and other Information and employees as set forth in Section 6.3).

(e) In the event of any dispute as to whether any Asset or Liability is a Shared Contingent Asset or Shared Contingent Liability, the Managing Party may, but shall not be obligated to, commence prosecution, other assertion or defense of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution, assertion or defense and, upon resolution of the dispute (pursuant to Article IX or otherwise), it is determined that such Asset or Liability is not a Shared Contingent Asset or Shared Contingent Liability, as the case may be, and that such Asset or Liability belongs to the other Party, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall cease the prosecution, assertion or defense of such right or claim and the control thereof shall be transferred to the other Party. In such event, the other Party shall promptly reimburse the Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution, assertion or defense of such claim or right (which shall not include the costs of salaries and benefits of employees of the Managing Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing).

(f) Until and unless the Managing Party assumes responsibility for defending a Shared Contingent Liability, such other Party against which a Third Party Claim may be brought may defend such Third Party Claim, with its costs and expenses to be borne by the Parties in accordance with their Sharing Percentages. If the other Party is conducting the defense of any such Shared Contingent Liability, the Managing Party shall cooperate with such other Party in such defense and make available to such other Party all witnesses, pertinent Information, and material in the Managing Party’s possession or under such Managing Party’s control relating thereto as are reasonably required by such other Party (with the costs of the foregoing to be borne by the Parties in accordance with their Sharing Percentages).

(g) Unless the Managing Party has failed to assume the defense of a Shared Contingent Liability in accordance with the terms of this Agreement, the other Party may not settle or compromise any Shared Contingent Liability without the prior written consent of the Managing Party, which consent shall not be unreasonably withheld or delayed.

(h) In the case of any Shared Contingent Liability, the Managing Party shall not consent to entry of any judgment or enter into any settlement of the Shared Contingent Liability without the prior written consent of the other Party (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief, to be entered, directly or indirectly, against the other Party.

Section 6.4. Access to Information and Employees by the Managing Party.

(a) Unless otherwise prohibited by Law, in connection with the management and disposition of any Shared Contingent Asset and Shared Contingent Liability, the other Party shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified Information, Confidential Information or Privileged Information, to the employees, properties, Records and other Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Shared Contingent Asset or Shared Contingent Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 6.3(b) below may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VI; it also being understood that such access and such services provided shall not unreasonably interfere with any of such Party’s employees’ normal functions. Nothing in this Section 6.3(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(b) Certain Services. Each of Leidos and New SAIC shall make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, counsel and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Shared Contingent

Asset or Shared Contingent Liability to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Shared Contingent Liability or Shared Contingent Asset. In respect of the foregoing, Schedule 1.1(70) and Schedule 1.1(71) set forth certain identified Shared Contingent Assets and Shared Contingent Liabilities, respectively, and identify (but do not limit) those employees and agents who shall assist the Managing Party in its management of such Shared Contingent Liabilities and Shared Contingent Assets.

(c) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 6.3 (including by the Managing Party) shall be borne by the Party providing such access and services (other than for actual out-of-pocket costs and expenses, which shall constitute Specified Shared Expenses) and shall be shared by the Parties accordingly.

(d) Other Specified Shared Expenses. Each Party shall be entitled, upon presentation of reasonable supporting documentation thereof, to reimbursement by the other Party of any out-of-pocket costs and expenses in excess of such first Party’s Sharing Percentage of the aggregate combined out-of-pocket costs and expense of both Parties related to or arising out of defending, managing or providing assistance in managing any such Shared Contingent Liability or Shared Contingent Asset on a quarterly basis, in advance of a final determination or resolution of any Action related to a Shared Contingent Asset or Shared Contingent Liability. Specified Shared Expenses in respect of Shared Contingent Liabilities shall also include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim. In order to determine if a Party is owed any reimbursement pursuant to the foregoing, each Party shall provide the other Party on a quarterly basis its total out-of-pocket costs and expenses related to or arising out of defending, managing or providing assistance in managing any such Shared Contingent Liability or Shared Contingent Asset. In addition, each Party shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to the other Party of Specified Shared Expenses for the following quarter.

Section 6.5. Notice Relating to Shared Contingent Liabilities; Disputes.

(a) In the event that any Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Shared Contingent Asset or Shared Contingent Liability, (ii) any matter or occurrence that has given or could give rise to a Shared Contingent Asset or Shared Contingent Liability or (iii) any matter that is material and is reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Shared Contingent Asset or Shared Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify the other Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that no Party shall be liable for the failure to provide such notice except and solely to the extent the other Party shall have been actually and materially prejudiced as a result of such failure.

(b) In the event that any Party disagrees whether a claim, obligation or Liability is a Shared Contingent Liability or whether such claim, obligation or Liability is a Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article IX.

Section 6.6. Cooperation with Governmental Entity. If, in connection with any Shared Contingent Liability or Shared Contingent Asset, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such

Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party with respect to such Shared Contingent Asset or Shared Contingent Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party of such cooperation and/or response to the Governmental Entity and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Shared Contingent Asset or Shared Contingent Liability pursuant to written or oral question or request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of the request or requirement and such Party’s response thereto, and shall use commercially reasonable efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client Privilege or legal process.

Section 6.7. Default. In the event that a Party defaults in any full or partial payment in respect of any Shared Contingent Asset or Shared Contingent Liability (as provided in this Article VI and in Article VII), including the payment of the costs and expenses of the Managing Party, then the non-defaulting Party shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Shared Contingent Asset or Shared Contingent Liability (both for past and future obligations) and the non-defaulting Party may exercise any available legal remedies available against such defaulting Party, including by off-setting any proceeds from a Shared Contingent Asset.

Section 6.8. Change of Control.

(a) Notwithstanding anything herein to the contrary, in the event that there is a public announcement of a Change of Control of New SAIC, the obligation of Leidos to pay the Leidos Sharing Percentage of any Shared New SAIC Liability shall terminate and be of no further force and effect, with New SAIC to be fully responsible for any Shared New SAIC Liability, unless such announced transaction is terminated, in which case such obligation shall be fully reinstated.

(b) Notwithstanding anything herein to the contrary, in the event that New SAIC sells, transfers or assigns (or announces the sale, transfer or assignment of) any business, division or other asset out of which a Shared New SAIC Liability arose, the obligation of Leidos to pay the Leidos Sharing Percentage of such Shared New SAIC Liability shall terminate and be of no further force and effect, with New SAIC (and/or the acquirer of such business, division or asset) to be fully responsible for such Shared New SAIC Liability (unless, if announced, such transaction is terminated, in which case such obligation shall be fully reinstated).

(c) Notwithstanding anything herein to the contrary, in the event that there is a public announcement of a Change of Control of Leidos, the obligations of New SAIC to pay the New SAIC Sharing Percentage of any Corporate Liability shall terminate and be of no further force and effect, with Leidos to be fully responsible for any such Corporate Liability.

(d) Notwithstanding anything herein to the contrary, in the event that Leidos sells, transfers or assigns (or announces the sale, transfer or assignment of) any business, division or other asset out of which a Corporate Liability arose, the obligation of New SAIC to pay the New SAIC Sharing Percentage of such Corporate Liability shall terminate and be of no further force and effect, with Leidos (and/or the acquirer of such business, division or asset) to be fully responsible for such Corporate Liability (unless, if announced, such transaction is terminated, in which case such obligation shall be fully reinstated).

(e) For purposes of this Agreement a “Change of Control” shall mean, with respect to either of Leidos or New SAIC, the occurrence of any one of the following after the Effective Time:

(i) the direct or indirect Transfer, in one or a series of related transactions, of all or substantially all of the properties or assets of such Party, and the other members of such Party’s Group, taken as a whole, to one or more Persons, other than to such Party or one of such Party’s Subsidiaries;

(ii) the first day on which the board of directors of such Party is not composed of a majority of directors who (1) were a member of such Party’s board of directors immediately following the Effective Time; or (2) were nominated for election, elected or appointed to such Party’s board of directors with the approval of a majority of directors described in clause (1) or this clause (2) who were members of such Party’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the proxy statement of such Party in which such member was named as a nominee for election as a director);

(iii) the consummation of any transaction, including any merger, amalgamation, arrangement or consolidation, the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of such Party; provided that a transaction described in this clause (iii) shall not be deemed to involve a Change of Control if (a) such Party becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (b) the direct or indirect holders of the voting interests of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of such Party’s voting interests immediately prior to that transaction. Following any such transaction, references in this definition to Leidos or New SAIC, as applicable, shall be deemed to refer to such holding company;

(iv) such Party consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, such Party, in any such event pursuant to a transaction in which any of the outstanding voting interests of such Party, or of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of such Party’s voting interests outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting interest of the surviving Person immediately after giving effect to such transaction; or

(v) the adoption of a plan relating to the liquidation or dissolution (other than a liquidation into a newly formed holding company) of such Party.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VII, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and, to the extent legally permissible, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all

Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Groups in respect of any such Liabilities.

(b) Nothing contained in this Agreement shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any person from:

(i) any Liability assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to any Shared Contingent Liability, (B) with respect to Leidos, any Leidos Liability and (C) with respect to New SAIC, any New SAIC Liability;

(ii) any Liability for the sale, lease, construction, manufacture or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of any other Group prior to the Effective Time;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iv) any Liability with respect to any Continuing Arrangements; and

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 7.1(a) shall release Leidos from indemnifying any director, officer or employee of New SAIC who was a director, officer or employee of Leidos or any of its Affiliates prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 7.1(a) and 7.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

Section 7.2. Indemnification by Leidos. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Leidos shall and shall cause the other members of the Leidos Group to indemnify, defend and hold harmless the New SAIC Indemnitees from and against any and all Losses of the New SAIC Indemnitees arising out of, by reason of or otherwise in connection with (a) the Leidos Liabilities or alleged Leidos Liabilities or (b) any breach by Leidos of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.3. Indemnification by New SAIC. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, New SAIC shall and shall cause the other members of the New SAIC Group to indemnify, defend and hold harmless the Leidos Indemnitees from and against any and all Losses of the Leidos Indemnitees arising out of, by reason of or otherwise in connection with (a) the New SAIC Liabilities or alleged New SAIC Liabilities or (b) any breach by New SAIC of any provision of this Agreement (including Section 5.6 (CityTime) or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.4. Procedures for Indemnification.

(a) Other than with respect to Third Party Claims, which shall be governed by Section 7.4(b), and Shared Contingent Liabilities, which shall be governed by Section 6.4, each Leidos Indemnitee and New SAIC Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement.

(b) Third Party Claims. If a claim or demand is made by any Person who is not a party to this Agreement (a “Third Party Claim”) against an Indemnitee as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Party, as appropriate, shall give the Managing Party written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim subject to and in compliance with Section 6.4. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of (i) a Shared Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party) or (ii) Taxes addressed in the Tax Matters Agreement, the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of such notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of that any of the Indemnities reasonably believes there is a conflict of interest between the Indemnifying Party and the applicable Indemnitee, such Indemnitee shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 7.4(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or the other Party becomes aware that the subject matter of such Third Party Claim relates to a Liability of the other Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs (which consent shall not be unreasonably withheld or delayed), use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

(e) Until and unless the Indemnifying Party assumes responsibility for defending a Third Party Claim, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(g) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee. For the avoidance of doubt, no such consent shall be required to the extent such judgment or settlement is for monetary damages.

(h) Except as otherwise set forth in Sections 5.1, Article VI and 8.6, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VII against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VII shall be resolved in accordance with Article IX.

Section 7.5. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not a Shared Contingent Liability and that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Leidos and New SAIC each agree that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which a named Party (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 7.6. Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount of Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Loss incurred.

Section 7.7. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Loss subject to indemnification pursuant to this Article VII including, for the avoidance of doubt, in respect of any Shared Contingent Liability, shall be calculated (i) net of insurance proceeds that actually reduce the amount of the Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 2.4 of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth in Section 2.4 of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VII to any Indemnitee pursuant to this Article VII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Loss for which the Indemnitee seeks indemnification pursuant to this Article VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 7.8. Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement following the Effective Time.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Loss of any Indemnitee related to such Assets, businesses or Liabilities.

ARTICLE VIII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1. Preservation of Corporate Records.

(a) Except to the extent otherwise provided herein or in any Ancillary Agreement, a Party providing Records or access to Information to the other Party under this Agreement shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Records or access to Information.

(b) The Parties shall comply with those document retention policies as shall be set forth on Schedule 8.1(b) hereto or otherwise established and agreed to in writing by their respective authorized officers at or prior to the Effective Time in respect of Records and related matters.

Section 8.2. Financial Statements and Accounting; Government Audits. Each Party agrees to provide assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 8.2 at the request of the other Party: (i) at any time, with the consent of the other Party (not to be unreasonably withheld or delayed) for reasonable business purposes relating to financial reporting and other regulatory obligations (including disclosure obligations) or other obligations to Government Entities; (ii) from the Effective Time until the completion of each Party’s audit for the fiscal year ending January 31, 2015, in connection with the preparation and audit of each Party’s financial statements for the fiscal years ending January 31, 2014 and January 30, 2015 (including financial statements for any interim periods), the printing, filing and public dissemination of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iii) in the event that either Party changes its independent auditors within two (2) years following the Distribution Date, reasonable access on the terms set forth in this Section 8.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission or an audit request from the DCAA or DCMA. Without limiting the foregoing, each Party agrees as follows:

(a) Financial Statements. Each Party shall provide reasonable access to the other Party on a timely basis to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for all required periods in the fiscal years ending January 31, 2014 and January 30, 2015.

(b) Access to Audit Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements, each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements.

(c) Annual Reports. Each Party shall deliver to the other Party a reasonably complete draft of the portions of the annual report (and financial statements required to be filed therewith) for the fiscal year ending January 31, 2014 (the “Annual Report”) that relate to or directly discuss the Distribution and the other transactions contemplated by this Agreement, no later than two weeks prior to the date such Annual Report is expected to be filed; provided, however, that for the avoidance of doubt, each Party may continue to revise its respective Annual Report prior to the filing thereof, with material changes to the portions of the Annual Report and accompanying financial statements that are required to be shared hereunder to be delivered to the other Party as soon as reasonably available. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences relating to the Distribution and other transactions contemplated by this Agreement between the financial statements to be included in such Party’s Annual Report and the pro forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by Leidos with the Commission on or about the time of the Distribution. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ Annual Reports. Notwithstanding anything herein to the contrary, neither Party shall be required to disclose to the other Party events or occurrences that such Party determines in good faith to be significant or material to such Party and that are not appropriate for disclosure.

(d) Nothing in this Article VIII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 8.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 8.3. Provision of Information. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information:

(a) If Information that is retained by Leidos (pursuant to the proviso in Section 1.1(38)(xii)) is (A) Leidos Information but used in or related to the New SAIC Business, New SAIC shall have the right to access and use such Information and make reasonable copies thereof but solely for its internal purposes consistent with past practice, subject to applicable security restrictions and confidentiality obligations as set forth in Section 8.5 (Confidentiality) and (B) New SAIC Information, New SAIC shall have the right to access and use such Information and make reasonable copies thereof, which copies shall be included in the New SAIC Assets;

(b) If Information that is retained by New SAIC (pursuant to the proviso in Section 1.1(52)(xii)) is (A) New SAIC Information but used in or related to the Leidos Business, Leidos shall have the right to access and use such Information and make reasonable copies thereof but solely for its internal purposes consistent with past practice, subject to applicable security restrictions and confidentiality obligations as set forth in Section 8.5 and (B) is Leidos Information, Leidos shall have the right to access and use such Information and make reasonable copies thereof, which copies shall be included in the Leidos Assets.

Section 8.4. Witness Services. Except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply, at all times from and after the Effective Time, Leidos and New SAIC shall each use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ former (to the extent practicable) and then-current directors, officers, employees, other personnel and agents of such Party as witnesses and any Records or other Information within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group). A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses; provided that, notwithstanding the foregoing, the Party providing a witness (including in connection with any Shared Contingent Liability or Shared Contingent Asset) shall be entitled to receive the pro rata portion of the costs of salaries and benefits of such employees with respect to whom at least 30% of their professional time over period of one-month or greater is dedicated to such witness services), as may be reasonably incurred and properly paid under applicable Law.

Section 8.5. Confidentiality.

(a) Notwithstanding any termination of this Agreement, each Party shall hold, and shall cause each of its respective Subsidiaries to hold, and shall cause its and their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information (as defined herein) concerning or belonging to the other Party; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a governmental proceeding that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement or (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii), (iii), (iv), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Leidos Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 8.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(d) For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 8.6 and not by this Section 8.5.

Section 8.6. Privilege Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Leidos Group and the New SAIC Group, and that each of the members of the Leidos Group and the New SAIC Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 8.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Leidos and New SAIC. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Leidos or New SAIC, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve Leidos and New SAIC. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve Leidos and New SAIC shall be subject to a shared Privilege between the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 8.7(b)(i), Privileged Information relating to post-separation services provided solely to one of Leidos or New SAIC shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 8.6(a) or (b):

(i) Subject to Section 8.7(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) days after written notice by the requesting Party to the Party whose consent is sought;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within ten (10) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and

(iv) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Leidos or New SAIC as set forth in Sections 8.5 and this Section 8.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted hereunder, the agreement to provide witnesses and individuals hereunder, the furnishing of notices and documents and other cooperative efforts contemplated hereunder, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement, in each case shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(e) Notwithstanding any provision to the contrary in this Section 8.6, the Audit Management Party (as defined in the Tax Matters Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all Privileged Information to (i) any Taxing Authority (as defined in the Tax Matters Agreement) conducting a Tax Contest or (ii) to third parties in connection with the defense of a Tax Contest, including expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 8.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in an Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 8.8. Other Agreements. The rights and obligations granted under this Article VIII are subject to any specific rights, obligations, limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties, shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 9.3 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved; provided further, that the foregoing shall not apply to claims under Section 3.5, which shall be governed by such Section.

Section 9.2. Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Dispute, the Parties may mutually agree to submit the Dispute at the earliest possible date to mediation conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”), with each Party to bear equally the costs of the mediation; provided, however, that each Party shall bear its own attorneys’ fees and expenses and other costs in connection with such mediation. If mediation has been so agreed, the parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 9.3. Arbitration. If the Parties do not elect to submit the dispute to mediation in accordance with Section 9.2 or the Dispute has not been resolved for any reason after the Mediation Period, such Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in Virginia, before and in accordance with the then-existing Rules for Non-Administered Arbitration of the CPR, except as modified herein (the “Rules”). There shall be three arbitrators, one of which shall be designated by each Party and the third of which shall be selected by the two so designated, which two shall be appointed by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration and which third arbitrator shall be selected within fifteen (15) days thereafter. If the arbitrators are not timely appointed by the Parties (or by the selected arbitrators) under this Section 9.3, he or she shall be appointed by the CPR in accordance with the Rules, and in any such procedure, each Party shall be given two strikes, excluding strikes for cause. Any controversy concerning whether an Dispute is an arbitrable Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation, validity or enforceability of this Article IX shall be determined by the arbitrator. In resolving any Dispute, the Parties intend that the arbitrator shall apply the substantive Laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including the Virginia Courts (as defined in Section 11.18). The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award special, consequential, reputational, indirect or punitive damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).

Section 9.4. Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration or such other period as the arbitrator together with the Parties involved in such proceeding shall deem reasonable.

Section 9.5. Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference or discussion or otherwise pursuant to this Article IX, all of which shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding ancillary to an arbitration hereunder, including to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent a Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of a Party to respect the arbitral tribunal’s orders to that effect.

Section 9.6. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.

Section 9.7. Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE X

INSURANCE

Section 10.1. Policies and Rights Included Within Assets. (a) The Leidos Assets shall include any and all rights of an insured party under each of the Company Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Leidos Business or, to the extent any claim is made against Leidos or any of its Subsidiaries, the conduct of the New SAIC Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies.

(b) The New SAIC Assets shall include any and all rights of an insured party under each of the Company Policies that are occurrence-based (as opposed to “claims-made”) policies, subject to Section 10.9 and to the terms of such Company Policies and any limitations or obligations of New SAIC contemplated by this Article X or Schedule 10.1, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the New SAIC Business or, to the extent any claim is made against New SAIC or any of its Subsidiaries, the conduct of the Leidos Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to New SAIC.

Section 10.2. Post-Effective Time Claims. If, subsequent to the Effective Time, any person shall assert a claim against New SAIC or any of its Subsidiaries (including where New SAIC or its Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the New SAIC Business or, to the extent any claim is made against New SAIC or any of its Subsidiaries (including where New SAIC or its Subsidiaries are joint defendants with other persons), the conduct of the Leidos Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, Leidos shall, at the time such claim is asserted, be deemed to designate, without need of further documentation, New SAIC as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to confer, without need of further documentation, but subject to Section 10.10, upon New SAIC any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 10.2 shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to New SAIC.

Section 10.3. Administration; Other Matters. (a) Administration. Subject to Section 10.10, from and after the Effective Time, each Party shall provide reasonable assistance to the other Party at the request of the other Party in regards to Claims Administration under Company Policies. New SAIC shall provide prompt notice to Leidos of any claims submitted by it or by its respective Subsidiaries under the Company Policies and of any Insurance Proceeds related thereto. Each Party shall administer and pay any costs relating to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Policies, shall be responsible for any amounts of its respective Insured Claims under Company Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies.

(b) Liability Limitation. Leidos and New SAIC shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Leidos or New SAIC, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Leidos or New SAIC or any defect in such claim or its processing.

(c) Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

Section 10.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 10.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 10.5. Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 10.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.

Section 10.6. Directors and Officers Liability Insurance; Fiduciary Liability Insurance.

Leidos agrees that, from and after the Effective Time to the sixth anniversary of the Distribution Date, it will maintain in full force and effect run-off coverage for the Company Policies identified as Directors & Officers Liability Insurance, Excess Directors & Officers Liability Insurance and Fiduciary Liability Insurance on Schedule 10.1 and shall not amend the terms of such Policies in a manner adverse to any persons covered by such insurance. The provisions of this Section 10.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Company Policies referenced in the preceding sentence.

Section 10.7. No Coverage for Post-Effective Occurrences. New SAIC, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Company Policies for acts or events that occur after the Effective Time.

Section 10.8. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including in connection with Policies where Leidos is an additional named insured).

Section 10.9. Leidos as General Agent and Attorney-In-Fact. Notwithstanding anything to the contrary contained herein, Leidos remains the owner and holder of all rights and claims in and to the Company Policies. Should the provisions of Sections 10.1 and 10.2 as they pertain to New SAIC be challenged and/or fail of their purpose, Leidos shall act as agent and attorney-in-fact for New SAIC and thereby effectuate, on behalf of New SAIC, the provisions of Sections 10.1 and 10.2 of this Agreement, provided that New SAIC shall pay Leidos’ reasonable out of pocket costs relating thereto.

Section 10.10. Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Company Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of Leidos and New SAIC shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Company Policies, each of Leidos and New SAIC shall be entitled to receive its Sharing Percentage of such cancellation premium credits.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Continuing Arrangement, such Continuing Arrangement shall control. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 11.2. Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements and in the case of any express conflict between this Agreement and any Ancillary Agreement, the terms of such Ancillary Agreement shall prevail.

Section 11.3. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 11.5. Expenses. Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.3), or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Internal Reorganization, Distribution and the other transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as a result thereof, including expenses set forth on Schedule 11.5, and excluding the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) (collectively, “Separation Expenses”) shall (A) to the extent set forth on Schedule 11.5, be paid by Leidos and (B) otherwise, with respect to expenses incurred after the Effective Time, be paid by the Party generating and/or incurring such expenses. For the avoidance of doubt, except as expressly set forth in this Agreement or any Ancillary Agreements, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred following the Distribution Date, including any costs and expenses relating to such Party’s (or any member of its Group’s) documents filed with the Commission filed following the Distribution Date (including, printing, mailing and filing fees) or any costs and expenses incurred following the Distribution Date with the continued listing of such Party’s common stock on the NYSE following the Distribution.

Section 11.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To Leidos:

Leidos, Inc.

11955 Freedom Drive

Reston, VA 20190

Attn: General Counsel

To New SAIC:

Science Applications International Corporation

1710 SAIC Drive

McLean, Virginia 22102

Attn: General Counsel

Section 11.7. Consents. Any consent required or permitted to be given by a Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 11.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 11.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 11.9. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.10. Termination and Amendment. This Agreement (including Article VII hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Leidos without the approval of New SAIC or the stockholders of Leidos. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Leidos and New SAIC.

Section 11.11. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

Section 11.12. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Articles VI and VII).

Section 11.13. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 11.14. Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.6 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.15. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16. Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Leidos Group or the New SAIC Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Leidos Group or the New SAIC Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities between the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Parties (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 11.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 11.18. Consent to Jurisdiction. Subject to the provisions of Article IX hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and

any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.18. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.19. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.

Section 11.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.21. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.22. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 11.23. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 11.24. Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to between the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 11.11) by: (i) New SAIC to Leidos shall be treated for all Tax purposes as a distribution by New SAIC to Leidos with respect to stock of New SAIC occurring after New SAIC is directly owned by Leidos and immediately before the applicable Distribution; or (ii) Leidos to New SAIC shall be treated for all Tax purposes as a tax-free contribution by Leidos to New SAIC with respect to its stock occurring after New SAIC is directly owned by Leidos and immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority (as defined in the Tax Matters Agreement) asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

Section 11.25. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.26. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Leidos and New SAIC and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Leidos or New SAIC.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SAIC, INC.

By:
Name:
Title:

SAIC GEMINI, INC.

By:
Name:
Title:

Annex I

The Internal Reorganization will take place in steps 1 through 5 below, all of which will occur prior to the Distribution set forth in step 6 (except for certain transfers in Step 1, which may occur after the Distribution Date):

Step 1: Members of the Leidos Group contributes and/or assigns the New SAIC Assets to New SAIC or the applicable member of the New SAIC Group. New SAIC, or the applicable member of the New SAIC Group, assumes all of the New SAIC Liabilities and in consideration for the asset transferred and liabilities assumed, New SAIC issues stock to Science Applications International Corporation.

Step 2: Science Applications International Corporation distributes all of the issued and outstanding New SAIC Common Stock to SAIC (the “Internal Distribution”).

Step 3: New SAIC consummates the New SAIC Financing.

Step 4: The appropriate documentation is filed in order to change the legal name of New SAIC, SAIC, Inc., Science Applications International Corporation and each other Subsidiary with SAIC or a derivative thereof in its name, effective at 5 p.m. (Eastern Time) on the Distribution Date.

Step 5: At noon on the day before the Distribution Date, New SAIC pays the New SAIC Dividend to Leidos.

Step 6: At 12:01 am on the Distribution Date, SAIC distributes all of the issued and outstanding New SAIC Common Stock to the Record Holders.

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